Genmab 131,678 followers 8m #News Update: Genmab to acquire Merus, expanding our late-stage oncology pipeline and accelerating sustainable growth. Genmab has entered into an agreement to acquire Merus, a clinical-stage biotech with a breakthrough therapy in Phase 3 development for patients with advanced cancers. This proposed acquisition would diversify our promising late-stage pipeline and strengthen our foundation for sustainable growth. Fully aligned with our long-term strategy and track record in antibody innovation, it reinforces our commitment to accelerating therapies into the clinic and making a meaningful impact on patients. Learn more at: http://gmab.ly/N0Aa50X3pr8 #Oncology #Biotech Genmab News

Genmab @Genmab Breaking #News: Genmab to acquire Merus, a clinical-stage #biotech, expanding our late-stage #oncology pipeline and accelerating sustainable growth. This proposed acquisition aligns with our long-term strategy and track record in antibody innovation and strengthens our commitment to delivering innovative cancer therapies that can make a meaningful impact for patients. Learn more at: gmab.ly/M5Gv50X3pwl Genmab News

Jan van de Winkel, Ph.D. Following President and Chief Executive Officer at Genmab 1h Today, Genmab has entered into an agreement to acquire Merus, marking a pivotal moment for our company. I have always believed that a bold vision, combined with cutting-edge science and an unstoppable team is how we can make the greatest difference for patients. With decades of expertise in antibody medicines, we have grown thoughtfully and strengthened our capabilities strategically across research, development, and commercialization. This proposed acquisition reflects our commitment to becoming a fully integrated biotech company, delivering innovation from discovery all the way to patients. By adding Merus's late-stage oncology asset, a compelling strategic fit with our portfolio, we aim to build a stronger foundation for sustainable growth, expand our impact on patients by advancing new treatment options, and deliver long-term value for shareholders well into the next decade and beyond. http://gmab.ly/N0Aa50X3pr8 #Oncology #Biotech Genmab To Acquire Merus